Exhibit 99.2

CASCADE CORPORATION, #11122097

CASCADE CORPORATION 3 RD QUARTER FISCAL YEAR 2009

December 4, 2008, 5:00 PM ET

Chairperson: Robert Warren (Mgmt.)

Operator:	Good afternoon ladies and gentlemen and welcome to the Cascade Corporation 3rd Quarter Fiscal Year 2009 earnings call. At this time, all participants are in a listen-only mode. Following today’s presentation, instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded on Thursday, December 4, 2008.

And now, I’d like to turn the conference over to Robert Warren, President and CEO of Cascade Corporation. Please go ahead, sir.

Robert Warren:	Thank you. Good afternoon everyone and welcome to today’s call. Andy Anderson, our Chief Operating Officer, and Joe Pointer, our Chief Financial Officer, are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. We operate globally with about 2,300 employees working in 29 facilities in 16 countries. We manufacture devices primarily for industrial trucks, most commonly called lift trucks or fork lifts. These products, which are used in nearly every industry worldwide that uses lift trucks, allow the lift truck to carry, position, and deposit various types of loads. A smaller portion of our products are for construction vehicles, such as excavators and wheel loaders. Approximately 55% of our products are sold through retail dealers. The remaining products are sold directly to global manufacturers, names such as Hyster, Toyota, Kion, Mitsubishi, Yale, Komatsu, Hefei, Ingersoll-Rand, Caterpillar, and Nissan.

Joe will now give you an overview of the third quarter.

Joe Pointer:	Thank you Bob. I’d like to remind everyone that during the course of this call, we may make forward-looking statements. Participants are cautioned that these forward-looking statements, including statements about our anticipated revenue, costs, earnings and cash flows, are subject to a number of risks and uncertainties that could cause our actual results to differ materially.

Additional information regarding these risks and uncertainties are described in our reports on Forms 10-K and 10-Q and other filings with the Securities and Exchange Commission. We cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance.

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We disclaim any obligation to release updates to any comments made in this call or reflect any changes in business conditions.

I would now like to give a brief overview of our consolidated third quarter results. Please note all percentage comparisons to the prior year exclude the impact of foreign currency changes.

Net income for the third quarter was $10.4 million or $0.94 per share compared to $12.4 million or $1.00 per share the prior year. Consolidated net sales were 139 million in the third quarter, which reflects a 3% decrease in net sales. The decrease is due to lower sales volumes in North America, Europe and China.

Gross profit percentage for the third quarter was 28% versus 31% a year ago. Our third quarter gross profit percentage was consistent with the first two quarters of this year. The primary factors impacting the lower gross profit percentage are material cost increases and lower sales volumes.

SG&A expenses decreased 7% due to a reduction in personnel, consulting, selling, and other general costs. Our effective tax rate of 30% in the current quarter decreased from 35% for fiscal 2008. The third quarter reflects the benefit of an income tax refund received in China relating to a non-recurring tax exemption.

I’d now like to spend a few minutes discussing our operating results on a geographic basis. Sales in North American decreased 5% compared to the prior year. The decrease was primarily due to the general economic slowdown in North America, which included both lift truck and construction markets.

The gross profit percentage in North America decreased 3% in the current year due to the higher material costs, lower sales volumes, changes in product mix, and new product introduction costs. SG&A costs in North America decreased 11% compared with the prior year due to lower personnel, consulting, and other general costs.

In Europe, net sales decreased 3%, primarily as a result of weakening economic conditions, especially towards the end of the quarter. Europe’s gross profit percentage was consistent with the prior year third quarter. We were able to mitigate the impact of material cost increases with sales price increases and the benefits of lower production costs. The current quarter gross profit includes approximately $1 million of cost related to our restructuring.

SG&A costs in Europe decreased 5% due to lower personnel, selling, and other general costs. Included in the current quarter is approximately $270,000 of SG&A costs related to our restructuring. Bob will discuss later the current status of our restructuring efforts in Europe.

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In the Asia Pacific region, net sales increased 14% due to higher shipment volumes as a result of strong business activity in Korea and Australia. Asia Pacific’s gross profit decreased 5% in the current year due to material cost increases, fluctuations in foreign currency rates, and increased sales of lower margin products.

SG&A in the Asia Pacific region increased 6% due to higher personnel, marketing, and other costs. In China, our net sales decreased 15% due to the general slow down in the Chinese economy. Our gross profit percentage in China was down 1% from the prior year. Effective any sales price increases was fully offset by material cost increases and changes in product mix.

SG&A in China increased 3% due to marketing, consulting, and other general costs.

One last comment I would like to make about the income statement as it relates to foreign currency losses during the quarter. There were several components coming together that contributed to these losses. They included significant foreign currency movements in the Euro, British Pound, Canadian Dollar, and Korean Won, and adverse hedging results. We have altered our approach going forward to hedging foreign currencies in order to minimize the impact of currency changes in the future.

Looking at our balance sheet, both our cash and debt balances increased at October 31, 2008, compared to year end. The increase in our debt balance is primarily to fund additional inventory purchases. It is our intent going forward to use available cash to pay down long-term debt. Our inventory balance was approximately $93 million at quarter end, which is an 8 million or 19% increase since January 31, 2008. This change is primarily due to two factors. The cost of our inventory is greater due to higher material costs. In addition, we have had a build-up of raw materials to take advantage of large volume purchases in advance of announced price increases. Towards the end of the quarter and into November, we stopped making these large volume purchases and cut back on other purchases in order to reduce our overall inventory levels.

Capital expenditures and depreciation expense were each 3.5 million for the quarter. We anticipate capital expenditures and depreciation expense for the remainder of fiscal 2009 each to be approximately $4 million.

I will now like to turn the call over to Bob for a discussion of the lift truck market and some other general comments.

Robert Warren:	Thank you Joe. For those who have followed Cascade, know the lift truck market is the only direct economic indicator we have available for our markets. While this does not correlate exactly with our business level since various end markets use our products to differing degrees, it does give us some indication of short-term future trends. Our web site contains

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a summary of industry statistics by region. Our press release contains an overview of the lift truck markets for the third quarter. In today’s call, I am not going to review those statistics.

What I would like to address is the very difficult market we are currently experiencing and the environment we face going forward with the global economic downturn. While we didn’t see the full effect of the downturn during the quarter, it was clear that in every region around the world we are seeing a drop in demand for lift trucks and our products. This was especially true as the quarter came to a close. October’s industry order rates globally were down between 15% to 40% compared to October of the prior year. While order rates for November are not yet available, with our current order levels, we don’t expect significant changes in this downward trend.

Based on a review of current lift truck data and general economic conditions, we believe the global lift truck market and our sales will be down as much as 30% compared to fiscal 2008 for the fourth quarter and could remain at this level in fiscal 2010. At this point, we are unsure as to how deep the downturn will be and how long it will last.

We are taking a number of actions in an aggressive way to deal with the downturn throughout the world. These actions include pay and hiring freezes, reduced work schedules at many facilities, and a reduction of spending levels. We will be looking for additional opportunities to reduce both production and administrative costs. In addition, we have reduced personnel levels at locations where business is not expected to return to previous levels in the near term. These reductions have occurred throughout North America and include work force reductions as part of our European reorganization, which is discussed in more detail later. Since the beginning of the year, our global work force has been reduced by 7%.

Looking forward into the fourth quarter, we expect SG&A costs to be inline or down slightly from the third quarter and the tax rate to be consistent with the year-to-date rate of 35%.

Regarding the fourth quarter, I would like to remind you that due to holiday shutdowns at our facilities, our results include up to 15% fewer working days. In addition, several OEMs have also announced extended holiday shutdowns in light of the economic slowdown.

For several quarters, we have been discussing the effect of rising material prices have had on our gross margins. We have been attempting to mitigate these increases through cost reduction activities and higher sales prices. To date, our gross margins in most regions for the third quarter are still down from comparable periods. We anticipate decreasing sales volumes will continue to pressure margins in the coming quarters.

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One other point regarding material prices, recent news reports have indicated commodity steel prices are falling. The majority of the raw material we use is specialty steel. Prices for this steel do not correlate directly with commodity prices. That being said, we are beginning to see a flattening in some of our raw material prices and could see decreases in the coming quarters. However, based on our existing inventory levels and expected drops in demand, we don’t expect to see a positive impact on our gross margins from the lower material costs until sometime in the first half of next year.

I would now like to give an update on our continuing European reorganization. During the quarter, we reduced our workforce in Hagen, Germany. This reduction, along with the previously-announced reductions in the Netherlands, totaled 10% of our European work force. We have incurred severance and other costs of approximately 1.3 million in the third quarter and 1.8 million in the first nine months of fiscal 2009 related to these reorganization activities.

While we have seen gradual improvement and progress in parts of our business to date through higher levels of operating income, we will be making other operational and reorganization changes which will result in additional costs of approximately $7 million in the coming quarters.

I want to emphasize that improved operational performance in Europe, the world’s largest lift truck market remains our highest priority.

This concludes our prepared remarks. We are now ready to open the call to your questions.

Operator:	Thank you sir. Ladies and gentlemen, at this time I would like to begin the question-and-answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, please press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. And as a reminder, if you are using speaker equipment, you will need to lift the handset before pressing the numbers.

One moment, please, for our first question from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi Bob. Good afternoon.

Robert Warren:	How are you Arnie?

Arnie Ursaner:	I’m pretty good. I know you don’t give guidance, but that’s about as close as I’ve ever heard you in the years I’ve been following you. You’re clearly looking at an unprecedented decline in order trends and bookings and industry data, but again, I’m surprised at the magnitude of possibly

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down 30% in sales for 2010. Can you walk us through the geographic sense of where that could come from, how much of that from North America, how much of that from Europe? And do you envision China staying soft the way it is right now despite their massive program?

Robert Warren:	It appears it’s almost global in nature. Starting in August Arnie, we saw a global lift truck order rate as opposed to their shipping rate drop precipitously on the basis of sometimes 30% to 40% and that was pretty much across the board about the same. Europe, North America, Asia, some of the Australian and—they seem to be lagging a little bit, but China appears to have hit their first real recession. And precipitously, I don’t know that—one of our board members, Nick Lardy, said they have never seen something as quick as this is a shrinking of their current economy.

And there seems to be a fairly close relationship. We’re looking in the fourth quarter, and that’s the reason you’re hearing a lot stronger heads-up of our fourth quarter. We’re seeing a very close relationship to our own revenue, which normally would lag or be a lot softer than the truck bookings numbers.

Arnie Ursaner:	Again, I’m trying to figure out a way to think about your gross margin. Obviously you’ve put in price increases, you speak about some improvement in your raw material costs more in the middle part of next year, but it also sounds like you’re going to have an extraordinarily hard time even covering fixed cost absorption on your plants. Is the way you think about gross margin several hundred basis points of decline for next year given all of these various factors or is that a little steeper than…?

Robert Warren:	I think—you know it’s very possible we could see 200 to 300 basis points. It’s going to take us awhile. There are levels we can go to. A lot of our plants have gone to four- and three-day work weeks to try to match the order rates that are coming in. Those aren’t sustainable over a longer period of time. You know trying to figure out what that future depth of these markets order rates are going to be and what level do you go to in your own staffing and capital. At what point does it threaten whole plants?

Arnie Ursaner:	I’m sure you have some others on the call, so a final quick question, if I can. What are you seeing on dealer inventory financing capability? Are they seeing changes in floor plan financing that’s impacting their willingness to sit with inventory?

Robert Warren:	I haven’t heard about a difficulty in financing certainly the floor plan of their own inventory or lease money being unavailable for larger customers who buy everything on three- and five-year lease. I haven’t heard if there’s been any particular issue on constrained capital there.

Arnie Ursaner:	Thank you very much.

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Robert Warren:	Thanks Arnie.

Operator:	Thank you sir. The next question comes from the line of Frank Magdlen with the Robins Group. Please go ahead.

Frank Magdlen:	Good afternoon.

Robert Warren:	Hi Frank.

Frank Magdlen:	Bob, does this feel like it’s the January quarter of ’01?

Robert Warren:	It certainly has a reminiscent feel to it.

Frank Magdlen:	I mean I guess the difference is you started out with a little bit better gross margins back then than you are now.

Robert Warren:	Exactly. It was a pretty strong market in what we’re doing globally at that point, and we’d already seen some compression of the North American market last year here.

Frank Magdlen:	On the price increases, what have you actually taken year-to-date?

Robert Warren:	It’s all over the board, in different markets in different product sectors. Joe, do you know what our average would be?

Joe Pointer:	It probably ranged from 5% to 25%, but it’s all over within that range.

Frank Magdlen:	Okay, with some kind of weighted average in there, but I guess we’ll move on to the restructuring in Europe, is that in the next two or three quarters, that 7 million expense?

Robert Warren:	That’s correct.

Frank Magdlen:	And that is primarily severance, or is that the write-down of some assets?

Robert Warren:	It’s across the board for all of them, moving projections, redundancy costs; it’s just a whole range of things that we’re having to look at this level of business. So we’re determined to right-size the business for profitability.

Joe Pointer:	But there are no asset write-downs factored into that.

Frank Magdlen:	Okay, no asset write-downs, and we might expect that as well.

Robert Warren:	That’s possible. As we try to make it more profitable, the goodwill is actually strengthened.

Frank Magdlen:	Okay on that. And then Joe, the foreign exchange, you put that as a separate item now. In the past you used to run that as just other expense, is that right?

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Joe Pointer:	Yes, we kind of found that most of the other, even historically, was all related to foreign currency, so we said it’s probably a little more clear to people labeling it that way.

Frank Magdlen:	Okay. For your fiscal 2010 tax rate, would that be similar to what we’re talking about for this year?

Joe Pointer:	That’s probably as good as any estimate at this point, Frank. There’s a lot of moving parts with restructuring costs and other things going on, and it’s all very contingent on the levels of income in the various jurisdictions that’s really driving that, so—but probably the best estimate at this point would be 35.

Frank Magdlen:	Okay. And any guidance on where you think your debt levels can get to or your interest expense?

Joe Pointer:	Probably not at this point.

Frank Magdlen:	Okay. All right, I’ll jump back in queue. Thank you.

Operator:	Thank you sir. Our question comes from the line of James Bank with Sidoti & Company. Go ahead sir.

James Bank:	Good evening.

Robert Warren:	How are you?

James Bank:	Good. So, piggybacking off what Arnie was asking, essentially the 30% sales decline, I know you normally haven’t given guidance in the past, but I guess this is your first best effort. You know when I quickly looked back to the recent past to your fiscal 2000 year, never have sales come down that much in a full year. I think in 2001 there were certain quarters where it was down 30% and I think even 42% one quarter, so I’ll quickly take a look, but ultimately for the whole year it was only down 16%. So I guess what I’m asking, is there anything going on behind the scenes that gives you a bit more pause as we head into your next fiscal year?

Robert Warren:	We usually trail the lift truck market, and we’ve never—I’ve never in my career seen all of the major industrial markets globally be in sync. In 2001, we still had the European market hanging for another year on us. We also had some softening effect as we had a—still business we were picking up from one of our US competitors, Long Reach, that was going into Chapter 7, so we were picking up some business that softened some of that downturn. But I’ve never seen all these markets simultaneously go south.

James Bank:	Okay, so the stars are in line on the negative side. And when you mentioned the gross margin, there is a possibility of it contracting 200 to

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300 basis points, was that from your year end here, fiscal ‘09 potentially, or maybe from your peak earnings in the prior fiscal year?

Robert Warren:	That would be from the sequential three quarters.

James Bank:	Okay. In regard to your European restructuring, could you just maybe give us some steps in terms of the further restructuring, some different steps you’d take next year as opposed to lay-offs that happened this year?

Andy Anderson:	James, I’d love to, but it is such a delicate matter and this is a public forum, that it’s—anything we say is—it’s just a very, very difficult matter and there’s negotiations with works councils and just a lot of things, so if—I beg your indulgence to.

James Bank:	No reason to beg, Andy, I understand. And also, could—the expenses are kind of flying back and forth a little bit. I just want to make sure I have the right numbers. What have you spent on the restructuring thus far?

Robert Warren:	We did 1.3 million in the quarter, and we had an additional half a million for the first six months, so it’s 1.8 million for the first nine months. That’s spread between the cost of sales and SG&A.

James Bank:	Okay. And then I’m sorry, then I heard a number seven was kicked around for future expenses?

Robert Warren:	We’re talking about in the next two or three quarters we’re going to be dealing with about 7 million in plans.

Andy Anderson:	That will almost undoubtedly be in the first or second quarter of next year. It will not be in this fourth quarter.

James Bank:	Okay. Fair enough. That’s all I have. Thank you.

Operator:	Thank you sir. And once again, ladies and gentlemen, if you would like to ask a question at this time, please press the star followed by the one. As a reminder, if you are using a speakerphone today, please pick up the handset before pressing the numbers.

And our next question comes from the line of J.B. Groh with D.A. Davidson. Please go ahead.

J.B. Groh:	Hi guys. Most of my questions have been answered. Just to put a—to beat the dead horse, so it’s 7 million remaining in restructuring in Europe?

Robert Warren:	That’s the current plan, yes.

Joe Pointer:	Seven million is the next step

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J.B. Groh:	Right, okay. And like you said, you’re taking a quarter off there and that hits the first part of the next fiscal year. Andy, maybe you could address sort of how fast things changed. It seems like this was very, very rapid. Would that be a fair characterization?

Andy Anderson:	Unbelievably fast. I mean and as Bob said, the thing that is different, I think, in Bob’s and my 36-year career this is almost the perfect bad storm. You can’t look anywhere around the globe and it’s virtually the same numbers. I’m just looking at October, over October, just to randomly give you some numbers. France is down 36% on order rates, Spain is down 47, Eastern Europe is down 35. Working through Central America is down 58, South America is down 33, Caribbean bought very few lift trucks. The near East is down 37%, Turkey is down 78, China is down 13. And I could go forward. Japan is down 24, Korea is down 24%. It’s universal. We have never seen that, and it just came. It’s like a tidal wave.

J.B. Groh:	So absolutely global. And delivery is probably decent in October but as of October 1, the orders just sort of fell off the cliff, right?

Robert Warren:	They fell off a cliff.

J.B. Groh:	Okay. Thanks for the clarity.

Operator:	Thank you sir. And our next question is coming from the line of Alan Robinson with the Royal Bank of Canada. Please go ahead.

Alan Robinson:	Good afternoon. One of your comments caught my attention in the prepared remarks referring to adverse hedging results in respect to your foreign currency exposure. Could you provide some clarification there, please?

Joe Pointer:	Yes, I think as we went through and kind of looked at—went back and looked at the losses as we recognize them, realized there were certain things we could do to probably tighten up on how we approach this, the—rolling a couple of other currencies that we hadn’t hedged historically back into the equation. We lowered our thresholds, reduced the timeframe that we entered into the contracts, just a number of small little things which we had some very significant—Andy went through the changes in the order rates. Well, some of the fluctuations in the currencies were pretty dramatic and a couple of currencies even over a matter of a couple of days. So I think we went back and looked at all those. There were some things that we can improve upon to do better. We’re still, obviously, going to be subject to all these currencies, and we’re never going to be able to factor out all of it, but we certainly think we can put some parameters around it to mitigate incurring these kinds of losses going forward.

Alan Robinson:	Fair enough. And do I get the impression your hedging is based on a specific view in terms of foreign currencies, or are you able to move more quickly now?

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Joe Pointer:	Could you repeat the question again?

Alan Robinson:	Does your hedging policy—is it based on a specific view of the direction of currencies over the next couple of quarters, or do I get the impression that you’re much more active and you change your hedging appropriately more often now?

Joe Pointer:	Yes, we evaluate our exposures on a monthly basis, and we really don’t speculate going forward on where anticipate changes are going to be. We hedge balance sheet receivables and liabilities that are denominated foreign currencies, so it’s based on actual historical transactions.

Robert Warren:	All of these are transaction hedges. There is no straight-out speculative hedging at all. And the things that we have done, we’ve moved the review date much closer to the order date so there’s no—there’s much less span to allow the currency to slip between the order date and the date we hedge it, which is essentially what happened to us this time. There was—

Joe Pointer:	A couple of situations we—

Robert Warren:	A couple situations where there was a couple of weeks span in there. And so these are all transaction-based hedges.

Alan Robinson:	Okay, good. That’s what I was getting at. Thanks for that explanation. And one last question. It seems in the past that if you look at your China business, orders there have followed lift truck shipments fairly closely in terms of growth levels. And yet this third quarter, you seem to have fallen off considerably compared to the underlying market. Is that noise, or is there something real going on there in terms of product mixes?

Robert Warren:	A little product mix, as we’re shipping more lower-price OEM product into Japan, Korea, and Southeast Asia. But I don’t think it’s anything that we’ve been able to identify yet. We are seeing some increased domestic competition but not enough in volume that would cause that kind of swing from where the lift truck market is.

Alan Robinson:	Understood. And last question, referring to your 30% figure that you mentioned as a possible upside to downside if you like, does that include foreign currency changes, or would that be potentially on top of that 30% figure? I guess what I’m asking is the 30% a volume figure or a dollar figure?

Robert Warren:	It’s a volume figure without any currency projection in it.

Alan Robinson:	Okay, understood. Thank you.

Operator:	Thank you sir. And our next question is coming from the line of Tim Coffey, a private investor. Please go ahead sir.

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Tim Coffey:	When is the first step-down on your revolver? What date?

Robert Warren:	I think that’s 2011, isn’t it?

Joe Pointer:	When you say step-down, it’s being reduced by a million and a quarter every quarter, and that’s already started.

Tim Coffey:	Okay. And a quick question, how many steel vendors do you guys have, just a rough approximation?

Robert Warren:	In the big lineals, maybe a dozen around the world; and then plate suppliers, we have no—rarely, Tim, do we do big mill order buys on the T1 plate, but we have occasionally. But mostly you’re buying from a local steel supplier.

Tim Coffey:	Okay. And just give me a rough ballpark as of year end, where you plan to have that inventory balance at? Because it’s still an elevated number for the type of business that you guys are.

Andy Anderson:	It is still an elevated number. First, the objective right now is a minimum of 20 million to come out of that—you mean by year end, fourth quarter? I don’t think we’ll get the 20 million out by year end, fourth quarter, but within the next two quarters or a little—our first aggressive goal is 20 million.

Tim Coffey:	Just from if I take that from a simple cash perspective, you guys are at what, 85 and change, 88 and change in inventory as of 10/31?

Joe Pointer:	I think it’s 92.

Tim Coffey:	And the number that you’re ballparking, Andy, say it one more time, please?

Andy Anderson:	It’s 20 down. By the end of the second quarter.

Tim Coffey:	Yes. So you’re looking at just from inventory roughly is $70 million source of cash from inventory draw?

Andy Anderson:	You—we are very focused on that.

Robert Warren:	And the unknowns, Tim, you know what will get as an opportunity when we’re buying material for a lowering of some of this raw material and component pricing as opposed to what the dollar is going to do, because the dollar swing right now gave us some advantage when it appreciated against our major trading currencies. But I would be surprised it doesn’t weaken again.

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Andy Anderson:	What you’re going to see in the coming quarters, Tim, is a very clear focus as we weather this trough and downturn, a very clear focus on free cash flow.

Tim Coffey:	Okay, that’s—all right; now we’re talking. And then with respect with when you take a look at where you are with payables and stuff like that, you guys are still pretty tight. How much room do you have to stretch there to free up additional cash?

Andy Anderson:	We’ve never—we certainly could do a little bit, but a lot of the relationships we have—I just don’t know how much we have on the payables. Certainly on the receivables, we’re going to be putting a lot of focus, Tim, on DSO and looking for ways to incentivize controlling or dropping our DSO.

Tim Coffey:	Okay, so it’s just over the next two quarters what it sounds like to me just in terms of pure cash generation, you know if you’re talking about 70 million coming from inventory, let’s just call it 10 from receivables, and you know let’s just say that you cut EBITDA from roughly 90 to 60, I’m just trying to come up with a rough cash number over the next couple of quarters. It sounds like it could be a very healthy number. Is that a fair estimate?

Andy Anderson:	In cash flow generation?

Tim Coffey:	That’s correct. We’re talking about a number close to 100 million bucks.

Andy Anderson:	I would be—you’re very good and very fast at doing that. I’ve learned a long time ago not to shoot from the hip with—on agreeing on that. But I would just say that I believe we will be cash flow—I believe you’ll see the trending up in cash flow.

Tim Coffey:	That’s a little vague, Andy, and I hear you, but is that number in your mind, give me a number closer to a hundred than it is closer to a number to 60?

Joe Pointer:	[Unintelligible] how you got to the hundred real quick, because I—to make sure I have the components.

Andy Anderson:	[Unintelligible] Joe. This is Joe’s job now.

Tim Coffey:	Okay. I mean if you’re telling me that the inventory number is going to be closer, you know, by let’s just call it June 30, 2009, and then we’re closer to 20?

Joe Pointer:	Oh, you’ve got a—it’s closer to 70. It’s a $20 million dollar reduction.

Tim Coffey:	Oh, a $20 million reduction.

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Joe Pointer:	That’s why I was having a hard time getting it to the hundred, yes. A $20 million reduction between now and then, and then you add in the AR and the other components you’re getting to, I think.

Tim Coffey:	And then—and you’re assuming when you come up with that inventory number of roughly 30% decline in your business? That doesn’t seem to make much sense. How do you have a 20% decline in inventory but a 30% top-line decline? Particularly for an application-specific job shop?

Andy Anderson:	A lot of this is not—you have to realize, 50% of our business is no longer application-specific job shop. It’s long supply line OEM business. Our business has fundamentally shifted that way, and it’s how fast we can reduce that down. It may well go down more. You know this is sort of uncharted territory, but we’re sitting on inventory right now that the turn rate is going down just because our business is slowing down.

Tim Coffey:	Well right, and I guess that begs the question of, you know—

Andy Anderson:	We stopped ordering in a whole lot of places. We haven’t placed an order in China since July on steel. And on the other side of the equation, many of our vendors, particularly the long supply line vendors who used to supply to us on a just-in-time, as you say basis, no longer do that. In fact, a few of them have gone out of business. But we now take—we have to take the safety stock of the large inventories on bulk purchases and three months. So there’s just a lot of moving parts. We’re just moving to optimize all the cash we can. We’re going through that analysis right now, Tim, to see where we—how far down we can’t get.

Tim Coffey:	Okay, thanks.

Operator:	Thank you, Sir. And our next question is a follow-up from the line of Arnie Ursaner with CJS Securities. Please go ahead.

Arnie Ursaner:	Hi. Very interesting call. A couple of follow-ups, if I can. When you mentioned you put in 5 to 25% price increases, what did you actually realize? How much of that did you realize?

Joe Pointer:	And then that—we couldn’t come down to an estimate on that. That’s obviously a pretty wide-ranging—

Arnie Ursaner:	Were you able to get most of it?

Robert Warren:	I would say no, because some of it was only put in in the third quarter, and we’re already running into some headwinds as people read about commodity steel prices, they already want to see reductions and we haven’t even begun to stop raising prices. But there’s a lot of resistance as you can imagine going in this kind of trough for people to be paying what they perceive as a price increase rather than a deferred price, in my mind.

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Arnie Ursaner:	Sure. What are you seeing—I’m afraid to almost ask this, but what are you seeing in the construction equipment segment of your business?

Robert Warren:	Dust blowing across the floor. There’s just nothing there.

Arnie Ursaner:	The acquisition you made really—I’m assuming it’s losing a little bit of money in here or a fair amount of money?

Robert Warren:	That’s correct.

Arnie Ursaner:	Okay. You spent a fair amount of money building up China facilities with the goal of once they were up and running, shipping the products to Europe. Generally, where are we in this process?

Robert Warren:	That is still a very active program, and I think we’re going to see a lot more of the supply chain from the European OEM product straightening out directly to those facilities. They’re still very cost competitive for that product into those OEMs, and I would see an expansion of that.

Arnie Ursaner:	Okay. And I just want to follow up. It sounds like you obviously will be generating a fair amount of cash flow. But just remind us again. You don’t have any debt coming due, but do you think approaching or anywhere near covenant issues that might get tripped?

Joe Pointer:	No.

Robert Warren:	No, I think we’ve got 40 million right now under our debt limits, and we see us as taking that down, obviously, with our cash flow.

Arnie Ursaner:	Okay. I guess my final question’s more conceptual. You are the, obviously, industry global leader. You’ve got relatively few competitors in many of your markets. But given the kind of market you’re describing, you obviously have a pretty strong balance sheet and it’s clear you will survive, but how will your competitors survive the kind of environment you’re describing?

Robert Warren:	That’s a great question. It’s one we’re trying to understand better and see if there’s opportunity or not going forward.

Arnie Ursaner:	What do they do? I mean are they desperately giving away their product? If there’s no volume, they’ve got to be doing something to attempt to survive.

Robert Warren:	Our main competitors are in Europe, and their market has just turned down. So it will be interesting to see how they do in the fourth quarter and next year. But they haven’t seen a downturn for three or four years. Our other competitors are emerging competitors in China, and we have very few US competitors, extremely small, and I would assume they are going to be experiencing a lot of pain.

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Andy Anderson:	There’s a—this has more to do with the lift truck market, but it will also impact the lift truck suppliers which we’re in. There’s an article in the most recent edition of International Industrial Vehicle Technology, probably not one you subscribe to, but the Deputy General Secretary of the Chinese Industrial Truck Association is predicting a significant consolidation in China in the industry. So they’re predicting some—and I think that will filter down to certainly the small suppliers that are currently in the market as well, our market in China.

Arnie Ursaner:	Okay. Thank you.

Robert Warren:	Thanks, Arnie.

Operator:	Thank you, Sir. And once again, ladies and gentlemen, if you would like to ask a question, please press the star followed by the one on your touchtone telephone. And as a reminder, if you are going to be using a speakerphone, please pick up the handset before making your selection.

Frank Magdlen with a follow-up is our next question with the Robins Group. Please go ahead.

Frank Magdlen:	Bob, just to clarify a little bit on China, in the past you’ve given us some operating rates for the fork plants. Are you prepared to do that now and show us how much they’ve maybe deteriorated past the utilization?

Robert Warren:	I don’t remember doing that, Frank, but maybe we did. I wouldn’t really know where we are right now. Clearly with some of the downturn, we have cut back on production in most of the plants. Our big facility has gotten more approvals out of Japan more recently, so that’s probably filled in a little bit there, but clearly as we see a deteriorating domestic market, that’s going to create excess capacity in the Hebei facilities.

Frank Magdlen:	And have—do you have all your European approvals or are you still waiting on one?

Robert Warren:	We’ve gotten—of the existing products that we were working on, we’ve gotten all the approvals. But they’re looking for other opportunities.

Frank Magdlen:	All right. So would there be then the opportunity to put more product through China but you’ll need more approvals??

Robert Warren:	We could see that opportunity with this kind of cost pressure that the OEMs are under.

Andy Anderson:	When you say more product through, that’s sort of a relative term in this particular market. I think if we’re successful over a point, it will take less of a dip.

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Frank Magdlen:	All right. Where I was also coming from, Andy, is do you need any other approvals to ship more types of product from China?

Andy Anderson:	Yes, we do. It’s not that we don’t have them, but we are pursuing an alternative, a couple of fairly innovative alternatives, to improve our shipments out of China and there will be some approval going on with that. But we do not—we don’t—that’s day-to-day business, and we don’t see that to be a significant barrier.

Frank Magdlen:	All right. So there’s no big incremental change coming, at least as you view it now in a shift of sourcing from your—can you shift significantly more product from China than you are now to the European market, or is most of that on that long supply chain been done.

Andy Anderson:	I’m not—

Joe Pointer:	I think what’s in place right now is pretty much in place. I wouldn’t think you’ll see any significant fluctuations now. A lot of the things Andy was talking about we’re thinking about in the future could impact that.

Frank Magdlen:	All right, thank you.

Operator:	Thank you, Sir. Mr. Warren, I’m showing that there are no further questions at this time.

Robert Warren:	Again, thank you for your time and participating today. We appreciate your interest in Cascade. Please don’t hesitate to call if we can be of any assistance.

Operator:	And ladies and gentlemen, that does conclude the Cascade Corporation 3rd quarter earnings conference call. If you would like to listen to a replay of today’s conference call, you may dial 800-405-2236 and enter the access number of 11122097, pound, in North America. International calls, please dial 303-590-3000. Thank you for participating. You may now disconnect.

END

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